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                                                                    EXHIBIT 11.1

                ALPHA TECHNOLOGIES GROUP, INC., AND SUBSIDIARIES

                      COMPUTATION OF NET INCOME PER SHARE
    FOR THE QUARTERS AND SIX MONTHS ENDED APRIL 27, 1997 AND APRIL 26, 1998

                                  (Unaudited)
                     (In Thousands, Except per Share Date)




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
                                                                         Quarter Ended                         Six Months Ended
                                                                   ------------------------------          -----------------------
                                                                     April 27,          April 26,          April 27,     April 26,
                                                                       1997                1998              1997          1998
                                                                   ----------           ---------          ---------    ----------
Shares:
     Weighted average common shares outstanding                         6,677               6,695              6,676         6,694

     Net common shares issuable on exercise of
        stock options                                                      --                 214                 --           165
                                                                   ----------           ---------          ---------    ----------
Weighted average common and common equivalent
   shares outstanding                                                   6,677               6,909              6,676         6,859
                                                                   ==========           =========          =========    ==========

Income before income from discontinued operation                         (502)             $  509            ($2,181)     $    906
Income from discontinued operation                                         57                   -                 84            --
                                                                   ----------           ---------          ---------    ----------

Net income                                                              ($445)             $  509            ($2,097)    $     906
                                                                   ==========           =========          =========    ==========


Basic net income per common and common equivalent
   share:
Income before income from discontinued operation                       ($0.08)             $ 0.08             ($0.32)    $    0.14
Income from discontinued operation                                       0.01                   -               0.01            --
                                                                   ----------           ---------          ---------    ----------

   Basic net income                                                    ($0.07)             $ 0.08             ($0.31)    $    0.14
                                                                   ----------           =========          =========    ----------

Fully Diluted net income per common and common
 equivalent share:
Income before income from discontinued operation                       ($0.08)             $ 0.07             ($0.32)   $     0.13
Income from discontinued operation                                       0.01                   -               0.01            --
                                                                   ----------           ---------          ---------    ----------

   Fully Diluted net income                                            ($0.07)             $ 0.07             ($0.31)   $     0.13
                                                                   ==========           =========          =========    ==========
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